Exhibit 1.3

Proposal to privatise Hutchison Telecom International has received shareholders’ approval

Hong Kong, 12 May 2010 - Hutchison Whampoa Limited (“HWL”) and Hutchison Telecommunications International Limited (“HTIL”) today jointly announced that the independent HTIL shareholders have approved the proposal to  privatise HTIL put forward by the HWL group  (the “Scheme”). The effectiveness of the proposal is subject to fulfilment of the remaining conditions including obtaining sanction from the Grand Court of the Cayman Islands.

Subject to the Scheme becoming effective, the last day for dealing in the HTIL shares on the Stock Exchange of Hong Kong (“SEHK”) is 17 May 2010 and the halt of trading in the HTIL ADSs on the New York Stock Exchange (“NYSE”) is 17 May 2010 (New York Time). HTIL’s securities are expected to be delisted from the SEHK on 25 May 2010 and from the NYSE on 4 June 2010 (New York time).

For further details, please refer to the documents issued in relation to the Scheme as posted on the websites of HWL and HTIL at www.hutchison-whampoa.com and www.htil.com respectively.

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For media enquiries, please contact:

Hans Leung	Ada Yeung

Hutchison Whampoa	Hutchison Telecom International
Tel: (852) 2128 1363	Tel: (852) 2128 3106 / 6347 0619
Fax: (852) 2128 1766	Fax: (852) 2187 2087
Email: hansl@hwl.com.hk	Email: adayeung@htil.com.hk

Cautionary Statements

This press release contains forward-looking statements. Statements that are not historical facts, including statements about the beliefs and expectations of HWL and HTIL, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and each of HWL and HTIL undertakes no obligation to update publicly any of them in light of new information or future events. Forward-looking statements involve inherent risks, uncertainties and assumptions. Each of HWL and HTIL cautions you that if these risks or uncertainties ever materialise or the assumptions prove incorrect, or if a number of important factors occur or do not occur, actual results may differ materially from those expressed or implied in any forward-looking statement. Additional information as to factors that may cause actual results to differ materially from each of HWL and HTIL’s forward-looking statements can be found in each of HWL and HTIL’s filings with the US Securities and Exchange Commission.

This press release appears for information purposes only and does not constitute an invitation or offer to acquire, purchase or subscribe for securities of the Offeror, HWL or HTIL nor is it a solicitation of any vote or approval in any jurisdiction. This press release also does not constitute any solicitation or recommendation under rules and regulations of the US Securities and Exchange Commission.